Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Inspire Pharmaceuticals, Inc.	BMC Communications
Jenny Kobin	Dan Budwick
VP, Investor Relations and Corporate Communications	(973) 271-6085
(919) 941-9777, Extension 219

INSPIRE PROVIDES UPDATE ON CYSTIC FIBROSIS CLINICAL PROGRAM

- Optimization of TIGER-2 Trial Design -

DURHAM, NC - July 29, 2008 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced modifications to the clinical protocol for TIGER-2, the Company’s ongoing second Phase 3 trial with denufosol tetrasodium for the treatment of cystic fibrosis (CF).

“The availability of the extensive data set from the positive TIGER-1 trial provides an excellent opportunity to optimize the TIGER-2 trial design,” stated Christy L. Shaffer, Ph.D., President and CEO of Inspire. “In consultation with key experts, we determined that a longer treatment period of 48 weeks is appropriate based on the progressive improvement from baseline in FEV1 observed in patients who received denufosol in both the 24-week, placebo-controlled period of TIGER-1, as well as the 24-week open-label safety extension. Importantly, based on further analysis of preliminary data available in July 2008 from patients who received denufosol for the full 48 weeks, the mean change from baseline in FEV1 more than doubled compared to the 24-week trial endpoint.

“We are working with the participating clinical trial sites and the CF Foundation to increase awareness about TIGER-2 and recruit patients in order to complete the trial as quickly as possible. We will provide periodic updates on enrollment as the trial progresses,” concluded Dr. Shaffer.

“The positive results of TIGER-1 have generated additional interest in denufosol in the CF medical community, which should facilitate enrollment in TIGER-2,” stated Felix Ratjen, M.D., Ph.D., Professor of Pediatrics and Division Chief, Respiratory Medicine, University of Toronto, and lead principal investigator of TIGER-2. “The potential for denufosol to treat the underlying ion channel defect in CF, coupled with the efficacy and safety shown in TIGER-1, is an exciting step forward in the search for novel treatments for CF.”

TIGER-2 is a double-blind, placebo-controlled, randomized study comparing 60 mg of denufosol inhaled three times daily to placebo. The key changes to the protocol are:

•

Increasing the length of the trial from 24 to 48 weeks, such that the primary efficacy endpoint will be change from baseline in FEV1 (Forced Expiratory Volume in One Second) (in liters) at the 48-week trial endpoint;

•	Increasing the target enrollment from 350 patients to approximately 450 patients; and

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•	Modifying entrance criteria to add an upper limit to the lung function criteria (targeting patients with a baseline FEV 1 ≥ 75% and ≤ 110% predicted normal).

In addition, although there is no regulatory requirement to do so, Inspire plans to offer patients completing TIGER-2 an option to receive denufosol through participation in a subsequent open-label trial.

Inspire has submitted a protocol amendment to the U.S. Food and Drug Administration (FDA) and has begun implementation with clinical trial sites. Based on the changes in the protocol, the availability of TIGER-2 results will be dependent on the rate of enrollment in the trial, but will likely follow receipt of the final study report of the ongoing two-year carcinogenicity study in rodents.

TIGER-2 Enrollment Status

Currently, there are 62 patients enrolled at 25 of the approximately 90 participating clinical trial sites in the U.S. and Canada. Of the 65 sites that have not yet enrolled patients, approximately 15 are currently ready to enroll patients and it is expected that most of the remaining 50 sites will be ready to enroll patients by the end of 2008. Inspire expects the majority of the patients currently enrolled to elect to participate in the 48-week trial.

TIGER-1 Open-Label Safety Extension Status

Following the 24-week placebo-controlled period of TIGER-1, approximately 315 patients continued into the open-label safety extension portion of the trial and as of early July 2008, approximately 245 of those patients had completed the full trial for a total of 48 weeks. The safety extension is ongoing with the remaining patients.

About Denufosol Tetrasodium

Denufosol is designed to enhance the lung’s innate mucosal hydration and mucociliary clearance mechanisms, which in CF patients are impaired due to a genetic defect. By hydrating airways and stimulating mucociliary clearance through activation of the P2Y2 receptor, denufosol can potentially help keep the lungs of CF patients clear of thickened mucus, reduce infections and limit the damage that occurs as a consequence of the prolonged retention of thick and tacky infected secretions.

Denufosol is currently in Phase 3 testing for the treatment of CF. Positive top-line results from the first Phase 3 trial, TIGER-1, were announced in June 2008. Denufosol for the treatment of CF has been granted Fast Track designation and orphan drug status in the United States by the FDA and orphan drug designation in Europe by the European Medicines Agency (EMEA). Inspire holds world-wide rights for denufosol.

About Cystic Fibrosis

Cystic fibrosis is a life-threatening disease involving a genetic mutation that disrupts the cystic fibrosis transmembrane regulator (CFTR) protein, resulting in poorly hydrated, thickened mucous secretions in the lungs, as well as severely impaired mucociliary clearance. According to

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the U.S. Cystic Fibrosis Foundation (CFF), there are approximately 30,000 CF patients in the United States and the median life expectancy for patients is approximately 37 years (CFF Patient Registry Annual Data Report 2006).

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire is currently developing products for dry eye, cystic fibrosis and glaucoma. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a registered trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurance can be made with respect to the outcome of the TIGER-2 trial, including without limitation the impact, if any, of the changes in the protocol on the likelihood that the trial will meet its primary or secondary endpoints, or otherwise be successful. No assurance can be made that the improvement from baseline in FEV1 observed in those patients who received denufosol and completed the 24-week, placebo-controlled period and the 24-week open-label safety extension, will be seen in those patients who received denufosol and who completed the 24-week, placebo-controlled period, but have not yet completed the 24-week open-label safety extension. No assurance can be made with respect to the timing of the TIGER-2 trial, including without limitation the timing or ability of Inspire, the participating clinical trial sites or the CF Foundation to increase awareness about TIGER-2 and recruit patients in order to complete the trial as quickly as possible; the ability of the results of TIGER-1 to facilitate enrollment in TIGER-2; the likelihood that the results of TIGER-2 will follow receipt of the final study report of the ongoing two-year carcinogenicity study in rodents; the likelihood that patients currently enrolled in TIGER-2 will elect to participate in the 48-week trial; and the timing of the commencement of enrollment at any of the clinical trial sites. Furthermore, no assurance can be made with respect to the planned open-label trial subsequent to TIGER-2, including the design, timing or results. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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